Exhibit 2.1

Execution Copy

[CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED

AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]

ASSET SALE AGREEMENT

THIS ASSET SALE AGREEMENT (this “Agreement”) is entered into as of May 31, 2005, by and between MOTOROLA, INC., a Delaware corporation (“Motorola”), and SIRF TECHNOLOGY HOLDINGS, INC., a Delaware corporation (“SiRF”). Motorola and SiRF are each referred to herein as a “Party” or collectively herein as the “Parties.”

RECITALS

WHEREAS, Motorola is the owner of the Purchased Assets, as defined below, which relate to the design, manufacture, sale, distribution and support by Motorola of the GPS IC product lines, all of the products of which are listed on Schedule 1 hereto (collectively, the “GPS IC Products”);

WHEREAS, Motorola wishes for SiRF to expeditiously complete the MGX1 chip development and productization pursuant to the Commercial Agreement (as defined below);

WHEREAS, SiRF wishes to purchase from Motorola and Motorola wishes to sell to SiRF the Purchased Assets and SiRF has agreed to assume the Assumed Liabilities, as more fully set forth herein; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Motorola and SiRF are entering into the Commercial Agreement, pursuant to which SiRF will supply certain products to Motorola;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

1. Purchase and Sale.

(a) Subject to the terms and conditions described herein, at Closing (as defined below) Motorola, for and in consideration of the Purchase Price, as defined below, and the assumption of the Assumed Liabilities, as described below, hereby agrees to sell, transfer, convey, assign and deliver to SiRF and SiRF hereby agrees to purchase and accept from Motorola, free and clear of all liens, all of Motorola’s right, title and interest in, to or arising from the Purchased Assets pursuant to a General Assignment, Bill of Sale and Assumption Agreement (“Assignment and Assumption Agreement”), the form of which is attached hereto as Exhibit A.

(b) The purchase price for the Purchased Assets shall be eighteen million, seven hundred eighty thousand dollars ($18,780,000) (the “Purchase Price”), payable in immediately available funds in U.S. dollars. The Purchase Price shall be paid by SiRF to Motorola at the Closing to an account designated by Motorola. All references to currency amounts throughout this Agreement shall be deemed to be in U.S. dollars.

(c) “Purchased Assets” shall mean:

(i) All engineering assets, office equipment (including furniture and fixtures located at the Tempe Facility), and personal computers, as listed on Schedule 2 hereto; and

(ii) All Transferred IP Assets as defined and set forth in the Intellectual Property Agreement, defined below.

2. ***. Motorola hereby *** SiRF from any ***, ***, *** or *** of any *** related to the *** the parties and *** as of the date hereof regarding *** SiRF to Motorola prior to the Closing. The parties acknowledge that the aforementioned *** is not an *** of *** by either party. In consideration for entering into the Commercial Agreement and the aforementioned ***, SiRF shall pay Motorola one million two hundred twenty thousand dollars ($1,220,000) (the “SiRF Payment”) at the Closing.

3. Completion of ***. Motorola will use up to *** dollars ($***) in the aggregate of the Purchase Price proceeds to assist in the *** of the *** of the ***. Upon the delivery of written invoices and confirmation from SiRF that the *** or *** and *** have completed their deliverables under the original *** schedule with respect to the *** as set forth in Exhibit A of the Commercial Agreement, Motorola will pay the amounts due to the *** and *** and *** pursuant to such written invoices, up to *** dollars ($***) in the aggregate; provided, however, that Motorola’s obligation hereunder shall not extend to any written invoices and confirmations received after June 30, 2006.

4. Assumption of Liabilities. Subject to the terms and conditions described herein, and pursuant to the Assignment and Assumption Agreement, Motorola shall assign, and SiRF shall assume and agree to be bound by and to perform, pay, satisfy and discharge promptly as they become due the following (collectively, the “Assumed Liabilities”):

(a) any claim, cause of action, liability or obligation of any nature or description or other right to payment relating to the Purchased Assets, but only to the extent such relate to the period from and after the Closing; and

(b) with respect to GPS IC Products manufactured, distributed, sold and/or shipped by Motorola prior to the date hereof, SiRF shall fulfill all warranty obligations with respect thereto whether occurring prior or subsequent to or on the date hereof including, without limitation (i) handling and processing all returned GPS IC Products, and (ii) repairing or refurbishing all damaged GPS IC Products and/or replacing them with new GPS IC Products; provided, however that to the

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

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extent SiRF fulfills the warranty obligations the set forth in this Section 4(b), Motorola shall pay SiRF within sixty (60) days of receiving written confirmation, SiRF’s direct costs of the repair, refurbishment or replacement of fulfilling such warranty obligations. The written confirmation shall provide in reasonable detail the identity of the particular defective product, the identity of the customer presenting the warranty claim and a description of the costs incurred; and

(c) Notwithstanding anything to the contrary contained in this Agreement, SiRF shall not assume or otherwise be liable in respect of any liability of Motorola or relating to the Purchased Assets except to the extent set forth in Sections 3(a) and (b) above. All other liabilities of Motorola relating to the Purchased Assets or otherwise shall be retained by Motorola.

5. Excluded Assets. Notwithstanding anything herein to the contrary, Motorola will retain and not transfer, and SiRF will not acquire any assets of Motorola, other than the Purchased Assets (collectively, the “Excluded Assets”), including, without limitation, the following assets, which shall not be sold or transferred to SiRF:

(a) All cash and bank accounts;

(b) All accounts receivable;

(c) All supplies and infrastructure (other than as set forth in Section 1(c)(ii) above);

(d) All corporate and accounting related books and records, whether written or electronically recorded;

(e) The Agreements listed on Schedule 5(e);

(f) All third party software and other intellectual property rights or licenses;

(g) Any assets used by Motorola for the design, manufacture, sale, distribution and support of the GPS Module and Powerstrike Products and products not related to the GPS IC Products; and

(h) All Powerstrike integrated circuit inventory (the “Powerstrike ICs”), including work in process and finished goods.

6. Risk of Loss. Until Closing, Motorola shall bear the risk of loss or damage to the Purchased Assets from fire, casualty or any other occurrence.

7. Deliveries at Closing.

(a) Deliveries at Closing by Motorola. At the Closing, Motorola shall deliver or cause to be delivered to SiRF all instruments, duly executed, which are required by the terms of this Agreement to be delivered at Closing, including:

(i) the Assignment and Assumption Agreement;

(ii) the Intellectual Property Agreement, the form of which is attached hereto as Exhibit B (the “Intellectual Property Agreement”);

(iii) the Corporate Supply Agreement, the form of which is attached hereto as Exhibit C (the “Commercial Agreement”); and

(iv) the Joint Use and Occupying Agreement, the form of which is attached hereto as Exhibit D (the “Joint Use and Occupancy Agreement”).

The Assignment and Assumption Agreement, the Commercial Agreement, the Intellectual Property Agreement and the Joint Use and Occupying Agreement and the other documents delivered pursuant hereto or thereto are collectively referred to herein as the “Related Agreements”.

(b) Deliveries at Closing by SiRF. At the Closing, SiRF shall deliver or cause to be delivered to Motorola all instruments, duly executed, which are required by the terms hereof to be delivered at Closing, including:

(i) an amount equal to the Purchase Price and the SiRF Payment by wire transfer of immediately available funds in U.S. dollars to a U.S. bank account to be designated by Motorola prior to the Closing Date; and

(ii) the Related Agreements.

8. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, on June 1, 2005 (the “Closing Date”) or at another date, time and place as agreed upon by the parties. The Closing shall be effective as of 12:01 a.m. (Chicago time) on the Closing Date.

9. Title to Purchased Assets. Motorola hereby represents and warrants to SiRF that Motorola is the sole and lawful owner of and has valid and marketable title to all of the tangible Purchased Assets, and shall convey them to SiRF, pursuant to the Assignment and Assumption Agreement, free and clear of all liens other than liens which will be discharged upon payment or satisfaction by SiRF of the Assumed Liabilities. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 8 AND 9(a) ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY MOTOROLA WITH RESPECT TO THE GPS IC PRODUCTS AND THE PURCHASED ASSETS. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, MOTOROLA IS SELLING THE PURCHASED ASSETS TO SIRF “AS IS” AND “WHERE IS” AND WITH ALL FAULTS. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, MOTOROLA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE PURCHASED ASSETS, INCLUDING THE CONDITION OF THE PURCHASED ASSETS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE.

10. Due Authorization and No Conflict.

(a) Motorola hereby represents and warrants to SiRF that Motorola has the requisite corporate power, authority and approval to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Motorola of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (i) the certificate of incorporation or bylaws or other organizational documents of Motorola, (ii) any contract to which Motorola is a party or to which any of its properties or assets is bound, or (iii) any judgment, order or decree or law applicable to Motorola or its properties and assets.

(b) SiRF hereby represents and warrants to Motorola that SiRF has the requisite corporate power, authority and approval to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by SiRF of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (i) the certificate of incorporation or bylaws or other organizational documents of SiRF, (ii) any contract to which SiRF is a party or to which any of its properties or assets is bound, or (iii) any judgment, order or decree or law applicable to SiRF or its properties and assets.

11. Employee Matters.

(a) Employment.

(i) US Hired Employees: SiRF shall make offers (“Offers”) of employment to those employees listed on Schedule 3(a) hereto. All such employees accepting an Offer (collectively, the “Hired Employees”, and individually, each a “Hired Employee”) or transferring to an applicable SiRF affiliate as specified in subsection (ii) below, shall become employees of SiRF as of 12:01 a.m. Chicago Time on the Closing Date. As a condition to SiRF’s obligation to consummate the transactions contemplated by this Agreement, at least four of the employees listed on Schedule 3(a) under the heading “Key Employees” (the “Key Employees”) shall accept employment offers from SiRF and sign at will employment agreements with SiRF on terms and conditions mutually acceptable to SiRF and such employee on the Closing Date. Motorola shall use its commercially reasonable efforts to cause each Key Employee to accept such employment with SiRF. Any Hired Employee identified on Schedule 3(a) who is on disability leave from active employment immediately prior to the Transition Date shall thereafter be offered employment as an employee of SiRF under the same terms and conditions applicable to Hired Employees hereunder, if such employee’s fitness to return to work is certified within 12 months after the Closing Date. The date on which any such employee is hired by SiRF in accordance with the immediately preceding sentence shall be treated as the “Transition Date” with respect to the application of any provisions of this Agreement to that employee.

(ii) UK Transferred Employees. The employee listed on Schedule 3(b) hereto (the “Transferred Employee”) shall become an employee of the applicable SiRF affiliate by operation of applicable local law. To the extent any notification or consultation requirements are imposed by applicable law with regard to the transaction contemplated by this Agreement and as regards the Transferred Employees, SiRF shall, or shall cause its applicable affiliate to, cooperate fully with Motorola or its affiliate to ensure that such notification or consultation requirements are carried out.

(iii) The Hired Employees and the Transferred Employees shall receive compensation and benefits from SiRF substantially comparable to the compensation and benefits provided to each Hired Employee and the Transferred Employee by Motorola or its affiliate immediately prior to the termination of such Hired Employees’ and the Transferred Employee’s employment with Motorola or its affiliate. SiRF agrees to assume, at such time as the Hired Employees and the Transferred Employee become employees of SiRF, all obligations of an employer with respect to such Hired Employees and the Transferred Employee. Years of service credit earned by Hired Employees and the Transferred Employee with Motorola will be recognized by SiRF and SiRF’s benefits plans for all purposes, other than with respect to SiRF’s sabbatical program.

(iv) In jurisdictions where applicable law would require SiRF or its affiliates to offer continued employment to the Transferred Employees on specific terms and conditions that are determined by comparison to the terms and conditions provided by the applicable Motorola affiliate to the Transferred Employees in order to avoid liability for severance or other termination compensation or damages, and under applicable law the Transferred Employee is or becomes entitled to severance, other termination compensation or benefits after the Closing Date for which Motorola or its affiliates are held liable or Motorola or its affiliates is or are subject to damages as a result of the failure of the terms of such offer of employment to comply with applicable law, SiRF and its applicable affiliates will be responsible for, and will indemnify Motorola and its affiliates from and against any and all claims for severance compensation, benefits, damages or compensation for unfair or wrongful dismissal, together with all costs and expenses arising from such claims by the Transferred Employee.

(v) Motorola agrees that for two years from the Closing, it will not employ or recruit or solicit for employment, or knowingly cause, allow, permit or aid others to employ or recruit or solicit for employment, any of the Hired Employees.

(b) Medical and Dental Plan. With respect to SiRF’s Medical Plan and Dental Plan, SiRF shall waive any waiting period, pre-existing condition, evidence of insurability, continuing-course-of-treatment, and actively-at-work requirements to the same extent that such period, conditions and/or requirements were not applicable to or had been satisfied by such Hired Employees or the Transferred Employee as of the Closing Date under Motorola’s Medical Plan or Dental Plan, respectively. SiRF shall credit Hired Employees or the Transferred Employee who were enrolled in the Motorola Medical Plan and Motorola Dental Plan as of the Closing Date with the deductibles, co-payments and out-of-pocket expenses with which those Hired Employees or the Transferred Employees had been credited thereunder for the plan fiscal year that includes the Closing Date.

(c) Motorola Retiree Health Plan. Motorola shall permit each Hired Employee who as of the Closing Date has satisfied the eligibility requirements for the medical or health plan then maintained by Motorola for its eligible retirees (the “Motorola Retiree Health Plan”) to enroll in the Motorola Retiree Health Plan as of the date such Hired Employee retires or terminates from employment with SiRF and its controlled group members. Motorola shall charge each such Hired Employee who does enroll in the Motorola Retiree Health Plan the retiree portion of the applicable premium, as determined by Motorola. Motorola and SiRF shall cooperate to confirm the following information: the name, date of birth, years of service, and age of each such eligible Hired Employee.

Notwithstanding any other provision of this Agreement, Motorola expressly reserves the right to amend, alter, or modify the terms of, or terminate the Motorola Retiree Health Plan at any time and to interpret the provisions of that coverage, with respect to Hired Employees, and all of its other current or former employees. It is understood and agreed by the Parties that Motorola shall not be responsible or otherwise liable for the provision of post-retirement medical coverage to any other Hired Employee other than as described in the paragraph above. SiRF shall have no obligation to establish successor plans to the Motorola Retiree Health Plan.

(d) Employment and Severance. SiRF shall use its best efforts to provide employment for the Hired Employees and Transferred Employee for a period of one (1) year following the Closing Date. However, should business conditions require staffing reductions during this one year period, SiRF agrees to provide severance packages in accordance with Motorola’s policy or practice relating to severance then in effect at time of employee separation, (but not to exceed policy or practice in effect at time of Closing) a copy of which shall be provided to SiRF. Following this one (1) year period, in the event SiRF decides to terminate the employment of any Hired Employee or the Transferred Employee, SiRF agrees to provide a severance package pursuant to its established severance program or applicable law. Motorola acknowledges that this provision in no way restricts SiRF’s right to terminate Hired Employees or the Transferred Employees with or without cause, nor does it relieve SiRF of its obligation to pay severance to the Transferred Employee in accordance with applicable law, regardless of the time at which SiRF undertakes any staffing reductions.

(e) SiRF Guaranty. SiRF shall, or shall take all action necessary to cause the applicable SiRF affiliate to, fulfill the terms of this Agreement.

12. Joint Use and Occupancy Agreement. Contingent on certain factors, including SiRF obtaining adequate insurance naming Motorola as beneficiary, Motorola will provide engineering and office space at 2900 South Diablo, Tempe, Arizona (the “Tempe Facility”) for SiRF to operate through August 31, 2005 at market rates and terms pursuant to the Joint Use and Occupancy Agreement. Between September 1 and December 31, 2005, Motorola will provide limited engineering space as required to provide continued access to engineering development tools as provided in Section 14. It being understood that SiRF shall neither have access to nor the right to use any other facilities owned or operated by Motorola and, immediately following the Closing, SiRF shall relocate all Hired Employees.

13. Cobra ICs. SiRF shall manufacture and sell Cobra ICs, pursuant to the terms of the Commercial Agreement, exclusively to Motorola.

14. Transition Services. The Parties shall provide the following services for the respective periods specified:

(a) Subject to Section 14(b) below, Motorola shall provide to SiRF such access to its communication and information technology network as was available to employees of the GPS IC Products operation prior to the Closing and is reasonably necessary to allow such employees who are working at the Tempe Facility to continue to have access to email, internet, GPS IC files on Motorola servers and back-up files (the “Motorola Systems”) until December 31, 2005; provided, however, that any network connections to or from the Motorola Systems must be approved in advance by Motorola’s Information Protection Services.

(b) Motorola shall use its commercially reasonable efforts to (i) provide use at the Tempe Facility of the licenses for the engineering development tools used by employees of the GPS IC Products business prior to the Closing, all of which are designated and listed on Schedule 2A (the “Engineering Licenses”) until the earlier of December 31, 2005 and the date such consent or right to use is received and (ii) assign the software licenses and computer leases listed on Schedule 2A (“Other Software Licenses and/or Leases”); provided, however, that Motorola has received a right to provide such use to SiRF or consent to assign to SiRF, from the licensor or lessor, as the case may be, of such Engineering License or Other Software Licenses and/or Leases. Nothing herein shall obligate Motorola to incur any cost or expense or to transfer or grant a right to use any Engineering License or Other Software Licenses and/or Leases to SiRF if Motorola does not have excess availability under the license or lease agreement relating to such Engineering License or Other Software Licenses and/or Leases. In the event the Parties are unable to obtain the right for SiRF to use the Engineering Licenses on commercially reasonable terms and within a reasonable period of time following the Closing, the Parties acknowledge that the timeline for developing the MGX1 chip development may be delayed and that they will work together to develop a mutually agreeable revised timetable.

(c) SiRF shall supply to Motorola reasonable access to Hired Employees and Purchased Assets through December 31, 2005 as might be required to support Motorola’s orderly wind-down of the Powerstrike IC and Module activity.

15. [Intentionally Left Blank]

16. Further Assurances. Motorola shall at any time and from time to time, upon request of SiRF execute and deliver to SiRF all other and further agreements, assignments, conveyances, deeds and other instruments reasonably necessary to vest in SiRF full right, title and interest in or to any of the Purchased Assets and the Assumed Liabilities.

17. Taxes. All goods and services and/or transfer taxes and all stamp duties (if applicable) which may be payable as a result of the consummation of any of the transactions contemplated by this Agreement shall be borne and paid by SiRF.

18. Closing Conditions.

(a) Closing Conditions of SiRF. All obligations of SiRF hereunder are subject to the fulfillment on or before the Closing Date of each of the following conditions:

(i) The representations and warranties of Motorola contained herein shall be accurate in all material respects when made and on and as of the Closing Date as if made on such date. Motorola shall have performed all obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

(ii) Motorola shall have delivered each of the items described in Section 6(a) above.

(b) Closing Conditions of Motorola. All obligations of Motorola hereunder are subject to the fulfillment on or before the Closing Date of each of the following conditions:

(i) The representations and warranties of SiRF contained herein shall be accurate in all material respects when made and on and as of the Closing Date as if made on such date. SiRF shall have performed all obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

(ii) SiRF shall have delivered each of the items described in Section 6(b) above.

(c) Absence of Injunctions or Other Legal Restraints. No applicable law, injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any governmental authority preventing the consummation of the Closing shall have come into effect after the date of this Agreement and continue to be in effect and there shall not be any proceeding pending or threatened that has a reasonable likelihood of success challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Related Agreements.

19. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

(a) by the mutual written consent of Motorola and SiRF;

(b) by Motorola or SiRF if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; and

(c) by Motorola or SiRF if the Closing does not occur prior to June 15, 2005 provided that the terminating party is not then in breach of this Agreement.

In the event of termination by Motorola or SiRF pursuant to this Section 18 other than Section 18(a), written notice thereof shall be given to the other party. If this Agreement is terminated pursuant to this Section 18, all obligations of the parties hereunder shall terminate, except for the obligation set forth in Section 19 (Expenses) and Section 26 (Nondisclosure), which shall survive the termination of this Agreement.

20. Expenses. Except as otherwise expressly provided herein, each of Motorola and SiRF will pay its own costs and expenses in connection with the transactions contemplated hereby.

21. Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of the State of Illinois.

22. Assignment. This Agreement inures to the benefit of, and is binding upon, the successors and permitted assigns of the Parties hereto. No Party may assign its rights or obligations under this Agreement without the express written consent of the other Party, which shall not be unreasonably withheld.

23. Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal of unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

24. Third Party Beneficiaries. This Agreement shall not confer third-party beneficiary rights upon any employee of Motorola or SiRF or any other person or entity. Nothing in this Agreement shall be construed as giving any employee of Motorola or SiRF or any other person any legal or equitable right against SiRF or Motorola or any of their affiliates. This Agreement shall not constitute a contract of employment and will not give any employee associated with Motorola or SiRF a right to be retained in the employ of either SiRF or Motorola or any of their affiliates. Except as otherwise provided by applicable law, and notwithstanding anything to the contrary in this Agreement, all employment made pursuant to this Agreement shall be employment at will.

25. Dispute Resolution.

(a) Motorola and SiRF mutually desire that friendly collaboration be maintained between themselves. Accordingly, the parties shall try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereof.

(b) To the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually-acceptable mediator to be chosen by Motorola and SiRF within forty-five (45) days after written notice by one of the parties demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator; however, by mutual agreement Motorola and SiRF may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to attempt some other form of ADR in lieu of mediation, including by way of example and without limitation neutral fact-finding or a mini-trial.

(c) Any dispute which the parties cannot resolve through negotiation, mediation or other form of ADR within six months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section 24 will prevent either party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.

(d) Each of the SiRF and Motorola shall bear its costs of mediation or ADR, but SiRF and Motorola agree to share equally the costs of the arbitrator, mediator or other person or forum to whom or to which the parties jointly appeal for assistance in resolving a dispute.

26. Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY RELATED AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, INCLUDING SCHEDULES AND EXHIBITS HERETO OR THERETO.

27. Nondisclosure. Neither Party shall issue any press release or make any other public disclosure (including disclosure to public officials) with respect to this Agreement or the transactions contemplated by this Agreement, except as required by law, without the prior approval of the other party, which approval shall not be unreasonably withheld; provided, that either party may, if considered necessary by its counsel to fulfill its obligations as a publicly traded corporation, respond to inquiries and issue such releases as it considers necessary and appropriate, if it notifies the other party in advance of the substance of such proposed response or proposed release and gives such party reasonable opportunity for comment prior to such response or release.

28. Entire Agreement. This Agreement, together with all exhibits and schedules hereto, and other documents contemplated hereby to be delivered by the parties including, but not limited to, the Intellectual Property Agreement and any other Related Agreement, cover the entire understanding of the parties hereto, superseding all prior agreements or understandings relating to any of the subject matters hereof, and no modification or amendment of the terms and conditions shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

29. Successors and Assigns. This Agreement inures to the benefit of, and is binding upon, the successors, permitted assigns, and personal representatives of the Parties hereto.

30. Headings. This Agreement shall not be interpreted by reference to any of the titles or headings to the sections, subsections, paragraphs or subparagraphs of this Agreement, which have been inserted for convenience purposes only and are not deemed a part hereof.

31. Schedules; Exhibits. This Agreement is deemed to include all of the schedules and exhibits hereto, which are made a part hereof by this reference thereto.

32. Counterparts. This Agreement may be executed in counterparts, both of which together shall be deemed to constitute one and the same instrument.

33. No Waiver. Any failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or any other right or privilege.

34. Authorship. The Parties hereto agree that the terms and language of this Agreement were the result of negotiations between the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MOTOROLA, INC., a Delaware corporation

By:	/s/ Marc E. Rothman
Name:	Marc E. Rothman
Title:	SVP

SiRF TECHNOLOGY HOLDINGS, INC., a Delaware corporation

By:	/s/ Walter D. Amaral
Name:	Walter D. Amaral
Title:	Chief Financial Officer & Sr. VP